FOR IMMEDIATE RELEASE
May 3, 2012

For further information contact:
Eric B. Heyer
Senior Vice President and Chief Financial Officer
Kearny Financial Corp.
(973) 244-4024

KEARNY FINANCIAL CORP.
REPORTS THIRD QUARTER 2012 OPERATING RESULTS

Fairfield, New Jersey, May 3, 2012 – Kearny Financial Corp. (NASDAQ GS: KRNY) (the “Company”), the holding company of Kearny Federal Savings Bank (the “Bank”), today reported net income for the quarter ended March 31, 2012 of $1,392,000 or $0.02 per diluted share.

The results represent an increase of $922,000 compared to net income of $470,000, or $0.01 per diluted share, for the quarter ended December 31, 2011. The increase in net income between linked quarters reflected increases in net interest income and non-interest income coupled with declines in noninterest expense and the provision for loan losses.  In total, these factors resulted in an overall increase in pre-tax income and the provision for income taxes.

Kearny Federal Savings Bank operates from its administrative headquarters in Fairfield, New Jersey, and 41 retail branch offices located in Bergen, Essex, Hudson, Middlesex, Monmouth, Morris, Ocean, Passaic and Union Counties, New Jersey, including 14 branches operated under the Central Jersey Bank, a division of Kearny Federal Savings Bank brand.  At March 31, 2012, Kearny Financial Corp. had total assets of $2.91 billion which included net loans receivable of $1.25 billion and total investment securities, including mortgage-backed and non-mortgage-backed securities, of $1.34 billion.  As of that same date, deposits and borrowings totaled $2.15 billion and $247.6 million, respectively, while stockholders’ equity totaled $486.2 million or 16.7% of total assets.

The following is a discussion and tabular presentation of the Company’s financial results for the quarter ended March 31, 2012 in comparison to those for the prior linked quarter ended December 31, 2011.  Comparative statement of condition information for June 30, 2011 and statement of operations information for the three and nine months ended March 31, 2011 are also presented in tabular form in the Financial Highlights section at the end of this discussion.

Net Interest Income

Net interest income during the quarter ended March 31, 2012 was $17.7 million, an increase of $252,000 compared to net interest income of $17.4 million during the quarter ended December 31, 2011.  For those same comparative periods, the Company’s net interest margin increased by four basis points to 2.69% from 2.65%.

The increase in net interest income between linked quarters resulted from a decrease in interest expense that was partially offset by a smaller decline in interest income.  The decrease in interest income between linked periods was primarily attributable to a two basis point decline in the average yield on interest-earning assets to 3.73% for the quarter ended March 31, 2012 from 3.75% for the quarter ended December 31, 2011.  The net decline in average yield reflected decreases in the average yield on loans and mortgage-backed securities that were partially offset by increases in the average yield on non-mortgage-backed securities and other interest-earning assets.  The decline in average yield on loans and mortgage-backed securities between linked periods primarily resulted from the reinvestment of cash and cash equivalents and principal amortization, maturities and prepayments from higher yielding earning assets into comparatively lower yielding loans and securities.  The increase in the yield on non-mortgage-backed securities generally reflected the repayment of comparatively lower yielding municipal securities and agency debentures that matured during the quarter.  Finally, the increase in the average yield on other interest earning assets generally reflected proportionally greater average balances during the current quarter allocated to the higher yielding assets within that category.

The impact on interest income from the net decline in the average yield on interest-earning assets was exacerbated by an overall net decrease of $5.1 million in their average balance.  However, the net decrease reflected declines in the average balances of comparatively lower yielding non-mortgage-backed securities and other interest-earning assets that were partially offset by increases in the average balances of comparatively higher yielding mortgage-backed securities and loans.

As noted, the decrease in net interest income attributable to the decline in interest income between linked quarters was more than offset by a decrease in interest expense between the same comparative periods.  The decrease in interest expense between linked quarters was attributable, in part, to a seven basis point decline in the average cost of interest-bearing liabilities which decreased to 1.23% for the quarter ended March 31, 2012 from 1.30% for the quarter ended December 31, 2011.  The reduction in average cost reflected a decline in the average cost of interest-bearing deposits that was reflected across all categories including interest-bearing checking accounts, savings accounts and certificates of deposit.  For those same comparative periods, the cost of Federal Home Loan Bank (“FHLB”) borrowings as well as other borrowings, comprised primarily of depositor sweep accounts, also declined.

The impact on interest expense from the decline in the average cost of interest-bearing liabilities was augmented by a decrease of $6.8 million in their average balance between linked quarters.  The net decrease in average balance was primarily attributable to declines in the average balances of certificates of deposit and depositor sweep accounts that were partially offset by increases in the average balances of savings accounts, interest-bearing checking accounts and FHLB borrowings.

Provision for Loan Losses

The provision for loan losses totaled $1,257,000 for the quarter ended March 31, 2012 compared to a provision of $1,323,000 during the quarter ended December 31, 2011.  The provision in the current period reflected additions to valuation allowances attributable to impairment losses identified on specific impaired loans as well as the effect of the overall increase in the balance of the non-impaired portion of the loan portfolio.

Non-interest Income

Non-interest income, excluding losses attributable to real estate owned (“REO”) operations and sales, increased by $341,000 to $1,560,000 for the quarter ended March 31, 2012 from $1,219,000 for the quarter ended December 31, 2011.  The noted increase in non-interest income was partly attributable to the recognition of a $245,000 payment received by the Bank from a tenant in return for the discharge of their future obligations under the terms of a commercial lease agreement where the Bank served as lessor.  The increase in non-interest income also reflected an increase in the gain on sale of loans to $217,000 from $123,000 between comparative periods.  The increase in loan sale gains was primarily attributable to an increase in the volume of Small Business Administration (“SBA”) loan originations sold during the current quarter.

Losses attributable to REO operations and sales decreased by $692,000 to $1,357,000 for the quarter ended March 31, 2012 from $2,049,000 for the quarter ended December 31, 2011.  REO-related losses for the current period included approximately $1,215,000 attributable to writing down the carrying value of various REO properties to reflect reductions in expected sales prices below the fair values at which the properties were previously being carried.  The remaining $142,000 of REO-related operating losses reflected the ongoing net carrying costs of foreclosed properties recognized by the Bank during the quarter.

At March 31, 2012, the Bank held a total of ten REO properties with an aggregate carrying value of $5,160,000.  Five properties with carrying values totaling $3,636,000 are under contract for sale at March 31, 2012 with such values reflecting the net sale proceeds that the Bank expects to receive based upon the terms of those contracts.

Non-interest Expense

Non-interest expense decreased by $41,000 to $14.6 million for the quarter ended March 31, 2012.   The decrease in non-interest expense primarily reflected declines in equipment and systems expense, advertising and marketing expense and miscellaneous expense that were partially offset by increases in salaries and employee benefit expenses, premises occupancy expenses and deposit insurance expense.

The decline in equipment and systems expenses primarily reflected final adjustments to certain estimated expenses relating to the conversion and integration of systems and data acquired from Central Jersey Bancorp, Inc. (“Central Jersey”).  The decline in advertising and marketing expense reflected reduced print and electronic media expenditures while the decline in miscellaneous expenses primarily reflected a reduction in legal expense resulting primarily from the recovery of collection and foreclosure costs recognized during prior periods relating to certain nonperforming loans.

The increase in salaries and employee benefits primarily reflected annual wage and salary increases to staff and non-senior officers of the Bank as well as the resulting increase in payroll tax expense.  The increase in premises occupancy expense reflected comparatively higher facility-related repairs and maintenance costs relating to a number of Bank’s retail branches as well as its corporate headquarters.  Finally, the increase in deposit insurance expense reflected the combined effects of changes in the Bank’s assessment basis and assessment rate as calculated and charged by the FDIC.

Provision for Income Taxes

The provision for income taxes increased by $470,000 to $642,000 for the quarter ended March 31, 2012 from $172,000 for the quarter ended December 31, 2011.  The variance in income taxes between comparative quarters was largely attributable to the underlying differences in the taxable portion of pre-tax income between comparative periods.

Cash and Cash Equivalents

Cash and cash equivalents, which consist primarily of interest-earning and non-interest-earning deposits in other banks, decreased by $34.5 million to $112.1 million at March 31, 2012 from $146.6 million at December 31, 2011.

Management had previously determined that the opportunity cost to earnings of maintaining a growing level of short-term liquid assets to fund its growing loan origination pipeline outweighed the related benefits.  Consequently, a significant portion of the Company’s excess liquidity that had accumulated earlier in the fiscal year continued to be deployed into comparatively higher yielding mortgage-backed securities during the quarter ending March 31, 2012.  The Company expects to continue to maintain the average balance of interest-earning cash and equivalents at comparatively lower levels than had been previously reported during recent preceding quarters.  Management will continue to monitor the level of short term, liquid assets in relation to the expected need for such liquidity to fund the Company’s strategic initiatives.  The Company may alter its liquidity reinvestment strategies based upon the timing and relative success of those initiatives.

Loans Receivable

The outstanding balance of loans receivable at March 31, 2012, excluding deferred fees and costs and the allowance for loan losses, increased by $32.4 million to $1.26 billion at March 31, 2012 from $1.23 billion at December 31, 2011.  The overall increase in the loan portfolio during the current quarter reflected an aggregate increase in commercial loans, including non-residential mortgages, multi-family mortgages and commercial business loans, and land loans, of $41.7 million that was partially offset by a net decline in the balance of one-to-four family mortgage loans, comprising residential first mortgages, home equity loans and home equity lines of credit, of $13.6 million.  For those same comparative periods, the outstanding balance of construction and consumer loans increased $3.7 million and $591,000, respectively.

The Company’s growing strategic focus in commercial lending – through which it has increased its commercial loan origination and support staff and expanded relationships with loan participants and other external loan origination resources -  resulted in the reported growth in the commercial loan portfolio.  The Company expects to continue expanding its commercial loan origination and acquisition resources in the coming quarters as part of the Bank’s ongoing evolution from a traditional thrift institution into a full service community bank.

By contrast, the aggregate decline in the residential mortgage loan portfolio for the quarter ended March 31, 2012 generally reflects the continuing diminished level of loan demand resulting from a weak economy and declining real estate values exacerbated by aggressive pricing for certain loan products that are available in the marketplace to a reduced number of qualified borrowers.

For the quarter ended March 31, 2012, the balance of the Company’s non-performing assets decreased to a total of $43.5 million or 1.49% of total assets and comprised non-performing loans totaling $38.3 million, or 3.04% of total loans, plus ten REO properties totaling $5.2 million.  By comparison, at December 31, 2011, non-performing assets totaled $45.5 million or 1.59% of total assets and comprised non-performing loans totaling $39.1 million, or 3.18% of total loans, plus ten REO properties totaling $6.4 million.

The category of non-performing loans generally includes loans reported as “accruing loans over 90 days past due” as well as loans reported as “nonaccrual”.  At March 31, 2012, the balance of non-performing loans included approximately $3.1 million of accruing loans over 90 days past due which included one commercial loan totaling $2.2 million that paid off in full in April 2012.  Nonperforming loans at March 31, 2012 also included $35.2 million of nonaccrual loans.  By comparison, at December 31, 2011, the balance of non-performing loans included approximately $1.1 million of accruing loans over 90 days past due and $38.0 million of nonaccrual loans.

Mortgage-backed and Non-mortgage-backed Securities

The aggregate balance of mortgage-backed securities, which are predominantly government agency pass-through certificates and collateralized mortgage obligations, increased by $63.6 million to

$1.29 billion at March 31, 2012 from $1.23 billion at December 31, 2011.  The net increase reflected, in part, security purchases totaling $143.6 million.  This increase was partially offset by principal repayments and sales, net of premium and discount amortization and accretion, totaling approximately $76.9 million and a decrease in the unrealized gain within the available for sale portion of the portfolio of approximately $461,000 to $34.8 million at March 31, 2012 from $35.2 million at December 31, 2011.  The overall increase in the balance of mortgage-backed securities resulted from the deployment of a portion of the Bank’s excess liquidity as discussed earlier.  Securities purchased were predominantly fixed rate, agency pass-through securities with 15-year original terms to maturity.  The Bank also purchased a small quantity of 30-year, fixed rate agency pass-through securities that were acquired based upon their Community Reinvestment Act eligibility.

 The aggregate balance of non-mortgage backed securities decreased by $10.9 million to $47.6 million at March 31, 2012 from $58.5 million at December 31, 2011.  The net decrease primarily reflected principal repayments and maturities for the quarter ended March 31, 2012 that were partially offset by a net decrease of $495,000 in the unrealized loss on available for sale non-mortgage-backed securities to $1.9 million at March 31, 2012 from $2.4 million at December 31, 2011.

Other Assets

The aggregate balance of other assets, including premises and equipment, Federal Home Loan Bank stock, interest receivable, goodwill, bank owned life insurance, deferred income taxes and other miscellaneous assets, decreased by $2.7 million to $208.8 million at March 31, 2012 from $211.4 million at December 31, 2011.  The net change in other assets primarily reflected decreases in income taxes receivable and real estate owned in conjunction with normal fluctuations in the balances of other assets.

Deposits

The balance of total deposits increased by $37.2 million to $2.15 billion at March 31, 2012 from $2.12 billion at December 31, 2011.  The net increase in deposit balances reflected an increase in the balance of non-interest bearing deposits of $13.9 million.  Of this increase, approximately $4.7 million was attributable to an increase in internal “on us” account balances resulting from a change in the Bank’s official check rendering and accounting process that went into effect during the quarter ended March 31, 2012.  The remaining $9.2 million of growth in non-interest bearing deposits was attributable to an increase in the aggregate balance of customer accounts.

The reported growth in total deposits for the quarter ended March 31, 2012 also included net growth in interest-bearing deposits of $23.3 million.  The increase in interest-bearing deposit accounts reflected growth in interest-bearing checking accounts and savings accounts totaling $9.1 million and $17.9 million, respectively, which was partially offset by a decline in the balance of certificates of deposit of $3.7 million.  The decline in balance of certificates of deposit was largely attributable to the Company’s active management of deposit pricing during the quarter ended March 31, 2012 to support net interest spread and margin which allowed for some degree of controlled outflow of non-core deposits.

Borrowings

The Company reported a net increase in borrowings of $9.6 million to $247.6 million at March 31, 2012 from $238.0 million at December 31, 2011.   The reported increase primarily reflected a $9.7 million increase in the balance of outstanding overnight “sweep account” balances linked to customer demand deposits that was partially offset by the scheduled principal repayment of an amortizing advance from the FHLB.

Stockholders’ Equity and Capital Management

During the quarter ended March 31, 2012, stockholders’ equity decreased $373,000 to $486.2 million from $486.6 million at December 31, 2011.  The net decrease was attributable, in part, to a $1.0 million increase in Treasury stock reflecting the Company’s repurchase of 108,531 shares of its common stock during the period at an average price of $9.54 per share coupled with dividends paid of approximately $1.2 million for the quarter ended March 31, 2012.  These reductions in equity were partially offset by net income of $1.4 million for the quarter ended March 31, 2012 coupled with a reduction of unearned ESOP shares for plan shares earned during the period.

At March 31, 2012, the Company’s total equity to asset ratio was 16.71% while the equity to assets ratio of the Bank was 16.12%.  As of that same date, the Bank’s Tier 1 leverage ratio was 12.29% while its Tier 1 risk-based capital ratio and Total risk-based capital ratio were 25.45% and 26.13%, respectively, far in excess of the levels required by federal banking regulators to be classified “well-capitalized” under regulatory guidelines.

Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to factors discussed in documents filed by Kearny Financial Corp. with the Securities and Exchange Commission from time to time.  The Company does not undertake and specifically disclaims any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data, Unaudited)
	At
	March 31,	December 31,	June 30,
	2012	2011	2011
Selected Balance Sheet Data:
Cash and cash equivalents	$112,132	$146,632	$222,580
Securities available for sale	12,923	13,004	44,673
Securities held to maturity	34,725	45,517	106,467
Non-mortgage-backed securities	47,648	58,521	151,140

Loans receivable	1,260,600	1,228,347	1,268,351
Allowance for loan losses	(9,100)	(8,596)	(11,767)
Net loans receivable	1,251,500	1,219,751	1,256,584

Mortgage-backed securities available for sale	1,288,876	1,225,222	1,060,247
Mortgage-backed securities held to maturity	1,161	1,207	1,345
Mortgage-backed securities	1,290,037	1,226,429	1,061,592

Premises & equipment	39,056	39,539	39,556
Federal Home Loan Bank stock	13,558	13,558	13,560
Goodwill	108,591	108,591	108,591
Bank owned life insurance	25,030	24,845	24,470
Other assets	22,520	24,914	26,063
Total assets	$2,910,072	$2,862,780	$2,904,136

Non-interest bearing deposits	$152,468	$138,603	$143,087
Interest-bearing deposits	2,001,949	1,978,643	2,006,266
Deposits	2,154,417	2,117,246	2,149,353

Federal Home Loan Bank advances	211,290	211,347	211,461
Other borrowings	36,358	26,665	36,181
Borrowings	247,648	238,012	247,642

Other liabilities	21,810	20,952	19,267
Total liabilities	2,423,875	2,376,210	2,416,262

Stockholders' equity	486,197	486,570	487,874
Total liabilities & stockholders' equity	$2,910,072	$2,862,780	$2,904,136

Consolidated Capital Ratios:
Equity to assets at period end	16.71%	17.00%	16.80%
Tangible equity to tangible assets at period end (1)	12.91%	13.15%	13.11%

Share Data:
Outstanding shares (in thousands)	66,972	67,080	67,851
Closing price as reported by NASDAQ	$9.75	$9.50	$9.11
Equity per share	$7.26	$7.25	$7.19
Tangible equity per share (1)	$5.34	$5.33	$5.35

Asset Quality Ratios:
Non-performing loans to total loans	3.04%	3.18%	2.76%
Non-performing assets to total assets	1.49%	1.59%	1.46%
Allowance for loan losses to total loans	0.72%	0.70%	0.93%
Allowance for loan losses to non-performing loans	23.73%	21.98%	33.65%
(1) Tangible equity equals total stockholders' equity reduced by goodwill, core deposit intangible assets and accumulated other comprehensive income.

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data, Unaudited)
	For the Three Months Ended			For the Nine Months Ended
	March 31,	December 31,	March 31,	March 31,	March 31,
	2012	2011	2011	2012	2011
Summary of Operations:
Interest income on:
Loans receivable	$15,809	$16,216	$17,416	$48,493	$46,095
Mortgage-backed securities	8,242	7,933	7,114	24,157	21,809
Non-mortgage-backed securities	278	345	1,622	1,159	4,804
Other interest-earning assets	205	182	275	582	695
Total interest-earning assets	24,534	24,676	26,427	74,391	73,403
Interest expense on:
Interest-bearing checking	620	641	959	2,074	2,533
Savings and clubs	318	311	472	1,051	1,711
Certificates of deposit	3,915	4,271	4,451	12,543	13,976
Total interest-bearing deposits	4,853	5,223	5,882	15,668	18,220
Federal Home Loan Bank advances	1,961	1,979	1,954	5,919	6,139
Other borrowings	50	56	102	169	138
Total borrowings	2,011	2,035	2,056	6,088	6,277
Total interest-bearing liabilities	6,864	7,258	7,938	21,756	24,497
Net interest income	17,670	17,418	18,489	52,635	48,906
Provision for loan losses	1,257	1,323	1,391	3,645	3,518
Net interest income after loan loss provision	16,413	16,095	17,098	48,990	45,388

Fees and service charges	594	639	613	1,859	1,382
Loss on securities, including other-than-temporary impairment	0	(5)	(28)	(5)	(28)
Gain on sale of loans	217	123	35	526	47
Income from bank-owned life insurance	186	185	191	560	528
Electronic banking fees and charges	224	236	208	695	489
Loss from REO operations & sales	(1,357)	(2,049)	(5)	(3,560)	(55)
Miscellaneous	339	41	43	416	99
Total non-interest income	203	(830)	1,057	491	2,462

Salaries and employee benefits	8,538	8,383	8,082	25,082	22,432
Net occupancy expense of premises	1,685	1,596	1,836	4,866	4,037
Equipment and systems	1,686	1,774	1,693	5,429	4,255
Advertising and marketing	220	321	252	842	768
Federal deposit insurance premium	570	496	861	1,551	1,825
Directors' compensation	167	158	174	491	982
Merger-related expenses	0	0	225	0	3,415
Miscellaneous	1,716	1,895	1,346	5,225	3,801
Total non-interest expense	14,582	14,623	14,469	43,486	41,515
Income before taxes	2,034	642	3,686	5,995	6,335
Provision for income taxes	642	172	998	2,115	2,317
Net income	$1,392	$470	$2,688	$3,880	$4,018

Per Share Data:
Net income per share - basic and diluted	$0.02	$0.01	$0.04	$0.06	$0.06
Weighted average number of common shares
outstanding - basic and diluted (in thousands)	66,243	66,498	67,054	66,571	67,105
Cash dividends per share (1)	$0.05	$0.05	$0.05	$0.15	$0.15
Dividend payout ratio (2)	87.2%	163.9%	30.0%	71.4%	60.1%
(1) Represents dividends declared per common share.
(2) Represents dividends declared, excluding dividends waived by Kearny MHC, divided by net income.

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data, Unaudited)
	For the Three Months Ended			For the Nine Months Ended
	March 31,	December 31,	March 31,	March 31,	March 31,
	2012	2011	2011	2012	2011
Average Balances:
Loans receivable	$1,237,570	$1,234,821	$1,304,071	$1,244,239	$1,137,683
Mortgage-backed securities	1,229,908	1,167,609	846,869	1,151,195	812,237
Non-mortgage-backed securities	53,338	74,510	336,817	83,141	305,036
Other interest-earning assets	107,824	156,831	146,410	159,429	115,835
Total interest-earning assets	2,628,640	2,633,771	2,634,167	2,638,004	2,370,791
Non-interest-earning assets	259,302	264,943	252,684	260,693	237,318
Total assets	$2,887,942	$2,898,714	$2,886,851	$2,898,697	$2,608,109
Interest-bearing checking	$452,678	$450,711	$449,132	$451,320	$355,597
Savings and clubs	419,257	405,760	394,413	409,504	362,370
Certificates of deposit	1,115,919	1,139,005	1,160,086	1,135,952	1,062,957
Total interest-bearing deposits	1,987,854	1,995,476	2,003,631	1,996,776	1,780,924
Federal Home Loan Bank advances	215,277	211,378	212,772	212,588	218,973
Other borrowings	31,444	34,496	39,188	33,977	17,498
Total borrowings	246,721	245,874	251,960	246,565	236,471
Total interest-bearing liabilities	2,234,575	2,241,350	2,255,591	2,243,341	2,017,395
Non-interest-bearing liabilities	168,236	168,839	154,469	168,312	109,334
Total liabilities	2,402,811	2,410,189	2,410,060	2,411,653	2,126,729
Stockholders' equity	485,131	488,525	476,791	487,044	481,380
Total liabilities and stockholders' equity	$2,887,942	$2,898,714	$2,886,851	$2,898,697	$2,608,109
Average interest-earning assets to average
interest-bearing liabilities	117.63%	117.51%	116.78%	117.59%	117.52%

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Nine Months Ended
	March 31,	December 31,	March 31,	March 31,	March 31,
	2012	2011	2011	2012	2011
Performance ratios:
Yield on average:
Loans receivable	5.11%	5.25%	5.34%	5.20%	5.40%
Mortgage-backed securities	2.68%	2.72%	3.36%	2.80%	3.58%
Non-mortgage-backed securities	2.08%	1.85%	1.93%	1.86%	2.10%
Other interest-earning assets	0.76%	0.46%	0.75%	0.49%	0.80%
Total interest-earning assets	3.73%	3.75%	4.01%	3.76%	4.13%

Cost of average:
Interest-bearing checking	0.55%	0.57%	0.85%	0.61%	0.95%
Savings and clubs	0.30%	0.31%	0.48%	0.34%	0.63%
Certificates of deposit	1.40%	1.50%	1.53%	1.47%	1.75%
Interest-bearing deposits	0.98%	1.05%	1.17%	1.05%	1.36%
Federal Home Loan Bank advances	3.64%	3.74%	3.67%	3.71%	3.74%
Other borrowings	0.64%	0.65%	1.04%	0.67%	1.05%
Total borrowings	3.26%	3.31%	3.26%	3.29%	3.54%
Total interest-bearing liabilities	1.23%	1.30%	1.41%	1.29%	1.62%

Net interest rate spread (1)	2.50%	2.45%	2.60%	2.47%	2.51%
Net interest margin (2)	2.69%	2.65%	2.81%	2.67%	2.75%
Non-interest income to average assets	0.03%	-0.11%	0.15%	0.02%	0.13%
Non-interest expense to average assets	2.02%	2.02%	2.00%	2.00%	2.12%
Efficiency ratio	81.59%	88.16%	74.03%	81.85%	80.82%
Return on average assets	0.19%	0.06%	0.37%	0.18%	0.21%
Return on average equity	1.15%	0.38%	2.26%	1.06%	1.11%
(1) Interest income divided by average interest-earning assets less interest expense divided by average interest-bearing liabilities.
(2) Net interest income divided by average interest-earning assets.